                                                                       EXHIBIT B

                              CONVERSION AGREEMENT

      THIS CONVERSION AGREEMENT (this "Agreement") is made as of the 14th day of June, 2004 by and among VitalStream Holdings, Inc., a Nevada corporation (the "Company"), Dolphin Communications Parallel Fund II (Netherlands), L.P. and Dolphin Communications Fund II, L. P. (collectively "Dolphin") and the holders of Series A Preferred party hereto identified as Series A Holders on the signature page hereof (each a "Series A Holder"; collectively, the "Series A Holders"; and collectively with Dolphin, the "Securityholders"). Capitalized terms not defined when first used in the text hereof have the meaning set forth in Section 5 of this Agreement.

                                    RECITALS

      A. The Company has entered into, or intends to enter into, a Purchase Agreement (the "Walden Purchase Agreement") substantially in the form provided to the Securityholders, pursuant to which the Company agrees to issue Common Stock and warrants in exchange for up to $11,000,000 in cash and/or cancellation of debt or payables; and

      B. WaldenVC II, L.P. ("Walden"), which is expected to be the most significant investor under the Walden Purchase Agreement, has requested that the Company, Dolphin and the Series A Holders enter into an agreement pursuant to which (i) Dolphin agrees to convert and/or accept prepayment of all obligations under the $1,100,000 in Amended and Restated Convertible Promissory Notes dated September 30, 2003 issued to Dolphin (the "Notes"), (ii) the Series A Holders agree to convert and/or accept redemption of all issued and outstanding shares of Series A Preferred, and (iii) Dolphin and the Series A Holders amend and cancel certain provisions of certain agreements ancillary to their purchase of the Notes and the Series A Preferred; and

      C. Subject to the terms and conditions of this Agreement, the Company, Dolphin and the Series A Holders have agreed to convert the Notes, convert the Series A Preferred and amend and cancel certain provisions of certain ancillary agreements as provided herein.

                                    AGREEMENT

      Now therefore, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

            1. Agreements to Convert.

                  (a) Conversion of the Notes. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 1(c)), Dolphin shall surrender the Notes for conversion into shares of Common Stock in accordance with the terms of Section 5 of the Notes (as supplemented hereby). In exchange for Dolphin's surrender and conversion of the Notes, the Company shall
(a) within five Business Days of the Closing Date (as defined in Section 1(c)), deliver to the Person surrendering and converting each Note a certificate representing the shares of Common Stock into which the outstanding principal amount under the

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Note is convertible, and (b) within fifteen (15) days of the Closing, cause a wire transfer in same day funds in the aggregate amount of $267,131 (allocated pro rata among the holders of the Notes) to be sent to the accounts designated by the holder surrendering each Note, which $267,131 payment the parties agree represents the following: (y) $109,249 as accrued but unpaid interest on the Notes from July 1, 2003 through September 30, 2004, (z) $157,882 as a premium equal to 14% of the sum of (i) the principal amount of the Notes and (ii) the accrued and unpaid interest on the Notes from July 1, 2003 through September 30, 2003; provided, however, any Securityholder party to the Walden Purchase Agreement may, in its discretion by written notice to the Company prior to the Walden Closing, elect to have any funds such Securityholder would otherwise receive pursuant to subsection 1(a)(b) applied toward the Purchase Price (as defined in the Walden Purchase Agreement) of such Securityholder under the Walden Purchase Agreement (which notice Dolphin is deemed to have given, and election Dolphin is deemed to have made, by executing and delivering a counterpart signature page to this Agreement). Any certificates representing shares of Common Stock issued upon conversion of the Notes shall have such legends as are required by the Dolphin Transaction Documents and the Walden Transaction Documents to which the respective Securityholder is a party.

                  (b)   Conversion of the Shares of Series A Preferred.

                        (i) Subject to the terms and conditions of this Agreement, on the Closing Date, Dolphin and each Series A Holder shall surrender to the Company certificates representing, and convert into Common Stock in accordance with Part B.5(a) of the Certificate of Designation (as supplemented hereby), all outstanding shares of Series A Preferred issued to each of them under the Dolphin Purchase Agreement. In exchange for such Securityholder's surrender and conversion of such shares of Series A Preferred, the Company shall
(a) within five Business Days of the Closing, deliver to the Securityholder surrendering and converting each share of Series A Preferred a certificate representing the shares of Common Stock into which the Series A Liquidation Value (as defined in the Certificate of Designation) of such share of Series A Preferred is convertible and (b) within fifteen (15) days of the Closing, cause a wire transfer in same day funds in the aggregate amount of $101,061 (allocated pro rata among the outstanding shares of the Series A Preferred) to be sent to the accounts designated by the Securityholders converting and surrendering each shares of Series A Preferred, which $101,061 payment represents the following:
(y) $65,061 as accrued but unpaid dividend on the Series A Preferred from July 1, 2003 through September 30, 2004, and (z) $36,000 as a premium equal to 4% of the sum of the Series A Liquidation Value (as defined in the Certificate of Designation); provided, however, any Securityholder party to the Walden Purchase Agreement may, in its discretion by written notice to the Company prior to the Walden Closing, elect to have any funds such Securityholder would otherwise received pursuant to subsection 1(b)(i)(b) applied toward the Purchase Price (as defined in the Walden Purchase Agreement) of such Securityholder under the Walden Purchase Agreement (which notice Dolphin is deemed to have given, and election Dolphin is deemed to have made, by executing and delivering a counterpart signature page to this Agreement). Any certificates representing shares of Common Stock issued upon conversion of the Series a Preferred shall have such legends as are required by the Dolphin Transaction Documents and the Walden Transaction Documents to which the respective Securityholder is a party.

                        (ii) Subject to the terms and conditions of this Agreement, if any holder of Series A Preferred is not party to this Agreement on the Closing Date, Dolphin and the Series A Holders, which constitute a majority of the holders of the Series A Preferred, hereby vote as of the moment immediately prior to the Closing to compel the conversion of all outstanding shares of Series A Preferred in accordance with Part B.5(b)(ii) of the Certificate of Designation, in which case the conversion described in Section 1(b)(i) shall be deemed to have been pursuant to Part B.5(b)(ii) of the Certification of Designation. For purposes of clarification, no holder of Series A Preferred shall be entitled to such holder's pro rata portion of the premium described in Section 1(b)(i)(z) hereof unless such holder is a party to this Agreement and complies with all of such holder's material obligations hereunder.

                  (c)   Closing.

                        (i) Pre-Closing Deliveries. Within two Business Days of the execution of this Agreement by the Company and the Required Securityholders (the "Effective Date"), Dolphin and each Securityholder shall deliver to Stoel Rives LLP (the "Holding Agent"), in trust, (i) the originals of all Notes and all certificates representing outstanding shares of Series A Preferred issued to him or it under the Dolphin Purchase Agreement, (ii) wiring instructions for all cash payments contemplated by Section 1 hereof and delivery instructions for delivery of all certificates required to be delivered by the Company pursuant to Section 1 hereof, and (iii) all closing deliveries required to be delivered by such Securityholder pursuant to Section 2(a) and 2(b) hereof ((i), (ii) and (iii) collectively, the "Securityholder Deliveries"), and the Company shall deliver to the Holding Agent all closing delivered required to be delivered by the Company pursuant to Section 2(c) hereof (the "Company Deliveries"). The date the Holding Agent has received the Securityholder Deliveries from Dolphin and the Series A Holders party hereto shall be referred to as the "Pre-Closing Date."

                        (ii)  The obligation of the Company and the
Securityholders to close the transactions contemplated by this Agreement (the "Closing") shall be conditioned upon (a) the receipt by the Holding Agent of the Securityholder Deliveries from Dolphin and the Series A Holders party hereto,
(b) the receipt by the Holding Agent of the Company Deliveries from the Company, and (c) all conditions precedent to the Walden Closing, other than any conditions precedent requiring that the Closing and the Walden Closing occur simultaneously, being satisfied or waived by parties to the Walden Purchase Agreement authorized to waive such conditions and the parties to the Walden Purchase Agreement being prepare to consummate the Walden Closing. The Closing shall occur on the date (the "Closing Date") of, and simultaneously with, the Walden Closing. At the Closing, the Holding Agent shall, and is hereby authorized and directed to, release the Securityholder Deliveries to the Company (via facsimile followed by next Business Day express courier delivery) and shall, and is hereby authorized and directed to, release the Company Deliveries to Dolphin and the Series A Holders (via facsimile follow by next Business Day express courier delivery). Promptly following the Closing, but in no event later than the deadline set forth in Section 1(a) or Section 1(b), as applicable, the Company shall transfer to the Securityholders any funds required to be transferred pursuant to Section 1(a) or Section 1(b) (net of any such amount applied to the Purchase Price (as defined in the Walden Purchase Agreement) under the Walden Purchase Agreement) and the certificates representing the shares of Common Stock issuable upon conversion of the Notes and shares of Series A Preferred converted by the Securityholders. The Closing shall be deemed to have taken place at the offices of the Company. If additional holders of Series A Preferred become party to this Agreement as "Series A Holders" after the Closing Date, the Closing between the Company and such Series A Holder shall occur at such time, and in such manner, as determined by the Company and such Series A Holder, in which case the terms "Closing" and "Closing Date" shall, for each Series A Holder, refer to or be based upon the Closing(s) in which such Series A Holder participates.

            2. Closing Deliveries.

                  (a) Within two Business Days of the Effective Date, Dolphin shall deliver to the Holding Agent, for delivery to the Company at Closing, the following (with the understanding that a document or instrument is duly executed if signed by an authorized representative of the Affiliate of Dolphin that is party to such document or instrument and/or which holds the document or instrument being amended by such document or instrument):

                        (i) A duly executed counterpart signature page to the Amendment to Common Stock Purchase Warrant (Amended and Restated) in the form attached hereto as Exhibit A with respect to each of the Amended and Restated Warrants issued to Dolphin under the Dolphin Purchase Agreement;

                        (ii) A duly executed counterpart signature page to the Amendment to Common Stock Purchase Warrant (Additional Warrants) in the form attached hereto as Exhibit B with respect to each of the Additional Warrants issued to Dolphin under the Dolphin Purchase Agreement;

                        (iii) A duly executed counterpart signature page to the Amendment to Amended and Restated Investor Rights Agreement in the form attached hereto as Exhibit C;

                        (iv) A duly executed counterpart signature page to the Second Amended and Restated Registration Agreement in the form attached hereto as Exhibit D;

                        (v) The original Notes and the certificates representing all of the shares of Series A Preferred issued to Dolphin pursuant to the Purchase Agreement, each executed and notated by the holder thereof as necessary for conversion into Common Stock and cancellation pursuant to the terms of this Agreement; and

                        (vi) Such other documents, agreements, assignments, instruments and certificates as may be required by this Agreement or as may be reasonably requested by the Company to effect the transactions contemplated by, and the terms and conditions of, this Agreement.

                  (b) Within two Business Days of the Effective Date, each Series A Holder shall deliver to the Holding Agent, for delivery to the Company at Closing, the following (with the understanding that a document or instrument is duly executed if signed by an authorized representative of the Series A Holder party to such document or instrument and/or which holds the document or instrument being amended by such document or instrument):

                        (i) A duly executed counterpart signature page to the Amendment to Common Stock Purchase Warrant (Additional Warrants) in the form attached hereto as Exhibit B with respect to each of the Additional Warrants (as defined in the Dolphin Purchase Agreement) issued to such Series A Holder under the Dolphin Purchase Agreement;

                        (ii) A duly executed counterpart signature page to the Amendment to Amended and Restated Investor Rights Agreement in the form attached hereto as Exhibit C;

                        (iii) A duly executed counterpart signature page to the Second Amended and Restated Registration Agreement in the form attached hereto as Exhibit D;

                        (iv) The original certificates representing all of the shares of Series A Preferred issued to such Series A Holder pursuant to the Purchase Agreement, each executed and notated by the holder thereof as necessary for conversion into Common Stock and cancellation pursuant to the terms of this Agreement; and

                        (v) Such other documents, agreements, assignments, instruments and certificates as may be required by this Agreement or as may be reasonably requested by the Company to effect the transactions contemplated by, and the terms and conditions of, this Agreement.

                  (c) Within two Business Days of the Effective Date, the Company shall deliver to the Holding Agent, for delivery to Dolphin or the Series A Holder party to the relevant document, the following (with the understanding that a document or instrument is duly executed if signed by an authorized representative of the Company):

                        (i) A duly executed counterpart signature page to the Amendment to Common Stock Purchase Warrant (Amended and Restated) in the form attached hereto as Exhibit A with respect to each of the Amended and Restated Warrants issued to Dolphin under the Dolphin Purchase Agreement;

                        (ii) A duly executed counterpart signature page to the Amendment to Common Stock Purchase Warrant (Additional Warrants) in the form attached hereto as Exhibit B with respect to each of the Additional Warrants issued to Dolphin or any Series A Holder under the Dolphin Purchase Agreement;

                        (iii) A duly executed counterpart signature page to the Amendment to Amended and Restated Investor Rights Agreement in the form attached hereto as Exhibit C;

                        (iv) A duly executed counterpart signature page to the Second Amended and Restated Registration Agreement in the form attached hereto as Exhibit D: and

                        (v) Such other documents, agreements, assignments, instruments and certificates as may be required by this Agreement or as may be reasonably requested by Dolphin or a Series A Holder effect the transactions contemplated by, and the terms and conditions of, this Agreement.

            3. Certain Representations, Warranties and Covenants.

                  (a) Representations and Warranties of the Company. The Company hereby represents and warrants to the Securityholders as follows:

                        (i) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties.

                        (ii) Authorization. The Company has full power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and
(iii) the authorization, issuance and delivery of the shares of Common Stock issuable hereunder. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.

                        (iii) Authorization of Common Stock. The issuance of the shares of Common Stock upon conversion of the Notes and the Series A Preferred has been duly and validly authorized and, when such shares are issued following conversion and surrender of the Notes and the certificates representing the shares of Series A Preferred pursuant to this Agreement, such shares will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Securityholders), except for restrictions on transfer required by the Dolphin Transaction Documents and the Walden Transaction Documents to which such Securityholder is a party or imposed by applicable securities laws.

                        (iv) No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company, including the issuance of shares of Common Stock upon conversion of the Notes and shares of Series A Preferred, will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company's Certificate of Incorporation or the Company's Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Dolphin through the EDGAR system), or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any subsidiary of the Company or any of their respective assets or properties, or (b) any agreement or instrument to which the Company or any subsidiary of the Company is a party or by which the Company or a subsidiary of the Company is bound or to which any of their respective assets or properties are subject.

                  (b) Representations and Warranties of the Securityholders. Each of the securityholders severally represents and warrants to the Company as follows:

                        (i) Ownership of Securities. Such Securityholder holds all right, title and interest in and to each Note and share of Series A Preferred issued to such Securityholder pursuant to the Dolphin Purchase Agreement (and surrendered and converted pursuant to this

Agreement), free and clear of any liens and encumbrances and, except as set forth in this Agreement or the Dolphin Transaction Documents, has not granted to any Person acquisition rights with respect to, or security interest in, such Notes and shares of Series A Preferred.

                        (ii) Authorization. Such Securityholder has full power and authority and has taken all requisite action on the part of such Securityholder necessary for (i) the authorization, execution and delivery of the Transaction Documents, and (ii) the authorization of the performance of all obligations of such Securityholder hereunder or thereunder. The Transaction Documents to which such Securityholder is a party constitute the legal, valid and binding obligations of such Securityholder, enforceable against such Securityholder in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.

                  (c) Termination of Certain Agreements. At Closing, upon conversion of the Notes, the Guaranty (as defined in the Dolphin Purchase Agreement) and the Dolphin Security Agreement (as defined in the Dolphin Purchase Agreement) shall immediately and automatically terminate.

                  (d) Consent and Waiver. Dolphin and the Series A Holders hereby (i) consent to the grant of the demand registration rights pursuant to the Walden Registration Rights Agreement, and (ii) consent to the sale of Securities contemplated by the Walden Transaction Documents and waive any breach that may arise under the Dolphin Transaction Documents as a result of the execution, delivery or consummation of the transactions contemplated by the Walden Transaction Documents. In addition, the Securityholders (other than Dolphin) hereby waive any piggyback or participation rights that would otherwise arise under Section 3 or any other section of the Dolphin Registration Agreement as a result of the registration required by the Walden Registration Rights Agreement.

            4. Termination of Obligations to Effect Closing; Effects.

                              (a)   The obligations of the Company, on the one
hand, and the Securityholders, on the other hand, to effect the Closing shall terminate as follows:

                                    (i)   Upon the mutual written consent of the
Company and the Required Securityholders;

                                    (ii)  By either the Company or Dolphin if
the Closing shall not have occurred by June 30, 2004.

      provided, however, that, except in the case of clause (i) above, the party or parties seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement if such breach has resulted in the circumstances giving rise to such party's seeking to terminate its obligation to effect the Closing.

                              (b)   Nothing in this Section 4 shall be deemed to
release any party from any liability for any breach by such party of the terms and provisions of this

Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

            5. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

      "Additional Warrant" has the meaning set forth in the Dolphin Purchase Agreement.

      "Affiliate" means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person.

      "Amended and Restated Warrants" has the meaning as set forth in the Dolphin Purchase Agreement.

      "Business Day" means a day, other than a Saturday or Sunday, on which banks in Los Angeles are open for the general transaction of business.

      "Certificate of Designation" means the Certificate of Designation Amending the Articles of Incorporation of VitalStream Holdings, Inc. Establishing the Series 2003 Series A Preferred Stock and the 2003 Series B Preferred Stock.

      "Common Stock" shall mean the Common Stock of the Company, $.001 par value.

      "Dolphin Guaranty" has the same meaning as the term "Guaranty" in the Dolphin Purchase Agreement.

      "Dolphin Purchase Agreement" means the Securities Exchange and Purchase Agreement dated September 30, 2003 among the Company and the Purchasers referred to therein.

      "Dolphin Registration Agreement" has the same meaning as the term "Registration Agreement" in the Dolphin Purchase Agreement.

      "Dolphin Security Agreement" has meaning set forth in the Dolphin Purchase Agreement.

      "Dolphin Transaction Documents" has the same meaning as the term "Transaction Agreements" in the Dolphin Purchase Agreement.

      "Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

      "Required Securityholders" means Dolphin and the holders of Series A Preferred holding a majority of the outstanding shares of Series A Preferred not held by Dolphin.

      "Series A Preferred Stock" means the shares of 2003 Series A Preferred Stock, $.001 par value, of the Company.

      "Transaction Documents" means this Agreement, the Amendment to Common Stock Purchase Warrant (Amended and Restated) with respect to each of the Amended and Restated Warrants, the Amendment to Common Stock Purchase Warrant (Additional Warrant) with respect to each of the Additional Warrants, the Amendment to Amended and Restated Investor Rights Agreement and the Amendment to Amended and Restated Registration Agreement.

      "Walden Closing" means the initial Closing (as defined in the Walden Purchase Agreement) of the transactions described in the Walden Purchase Agreement.

      "Walden Registration Agreement" means that certain Registration Rights Agreement by and among VitalStream and the other parties thereto, in the form of Exhibit B attached to the Walden Purchase Agreement, as executed, amended, modified, restated, superseded or replaced from time to time.

      "Walden Transaction Documents" has the same meaning as "Transaction Documents" in the Walden Purchase Agreement.

            6. Miscellaneous.

                  6.1 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company and the Required Securityholders. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  6.2 Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

                  6.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  6.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in the manner provided for in
Section 8(G) of the Dolphin Purchase Agreement.

                  6.5 Expenses. The parties hereto shall pay their own costs and expenses in connection herewith, except that the Company shall pay the reasonable fees and expenses of a single counsel for Dolphin, not to exceed $5,000 in the aggregate with respect to all Dolphin Transaction Documents and Walden Transaction Documents. Such expenses shall be paid not later than the Closing. In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Transaction Documents, the party or parties which do not prevail in such proceedings shall severally, but not jointly, pay their pro rata share of the reasonable attorneys' fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

                  6.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Required Securityholders.

                  6.7 Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Securityholders without the prior consent of the Company (in the case of a release or announcement by the Securityholders) or Dolphin (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Securityholders, as the case may be, shall allow the Dolphin and the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.

                  6.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

                  6.9 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

                  6.10 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

                  6.11 Governing Law. TO THE EXTENT APPLICABLE, THE CORPORATE LAW OF THE STATE OF NEVADA SHALL GOVERN ALL ISSUES AND QUESTIONS CONCERNING THE RELATIVE RIGHTS AND OBLIGATIONS OF THE COMPANY AND THEIR SECURITYHOLDERS. ALL OTHER ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND ANY OF THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO

ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND EACH OF THE OTHER TRANSACTION DOCUMENTS, EVEN THOUGH UNDER THAT JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

                  6.12 Jurisdiction and Venue. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN NEW YORK CITY, NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE A PARTY, THE COMPANY AND EACH SECURITYHOLDER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION AGREEMENTS. THE COMPANY AND EACH SECURITYHOLDER HEREBY WAIVE ANY CLAIM THAT NEW YORK CITY, NEW YORK IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.

                  6.13 Waiver of Right To Jury Trial. THE COMPANY AND EACH SECURITYHOLDER HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF; AND THE COMPANY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO INTERPOSE ANY SETOFF IN CONNECTION WITH ANY SUCH LITIGATION, IRRESPECTIVE OF THE NATURE OF SUCH SETOFF EXCEPT TO THE EXTENT THAT THE FAILURE SO TO ASSERT ANY SUCH SETOFF WOULD PERMANENTLY PRECLUDE THE PROSECUTION OF OR RECOVERY UPON SAME. THE COMPANY AGREES THAT THIS SECTION 6.13 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND EACH OF THE OTHER TRANSACTION DOCUMENTS AND ACKNOWLEDGES THAT EACH SECURITYHOLDER WOULD NOT HAVE ENTERED INTO THIS AGREEMENT OR MADE AN INVESTMENT HEREUNDER IF THIS SECTION 6.13 WERE NOT PART OF THIS AGREEMENT.

                            [signature page follows]

      IN WITNESS WHEREOF, the parties have executed this Conversion Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

                                       COMPANY:

                                       VITALSTREAM HOLDINGS, INC.

                                       By: /s/ Paul S. Summers
                                           -------------------------------------
                                           Name: Paul S. Summers
                                           Title: President

                                       DOLPHIN:

                                       DOLPHIN COMMUNICATIONS FUND II, L.P.

                                       By: Dolphin Communications II, L.P.,
                                           Its General Partner

                                       By: Dolphin Communications, L.L.C.,
                                           Its General Partner

                                           By: /s/ Dennis O'Connell
                                               ---------------------------------
                                               Name: Dennis O'Connell
                                               Title:

                                       DOLPHIN COMMUNICATIONS PARALLEL FUND II
                                       (NETHERLANDS), L.P.

                                       By: Dolphin Communications II, L.P.,
                                           Its General Partner

                                       By: Dolphin Communications, L.L.C.,
                                           Its General Partner

                                           By: /s/ Dennis O'Connell
                                               ---------------------------------
                                               Name: Dennis O'Connell
                                               Title:

                    [SIGNATURE PAGE FOR CONVERSION AGREEMENT]

                                       SERIES A HOLDERS

                                              /s/ Philip N. Kaplan
                                       -----------------------------------------
                                       Philip N. Kaplan, an individual

                                              /s/ Steve Smith
                                       -----------------------------------------
                                       Steve Smith, an individual

                                       -----------------------------------------
                                       Kevin D. Herzog, an individual

                                              /s/ Michael F. Linos
                                       -----------------------------------------
                                       Michael F. Linos, an individual

                                              /s/ Arturo Sida
                                       -----------------------------------------
                                       Arturo Sida, an individual

                    [SIGNATURE PAGE FOR CONVERSION AGREEMENT]

                                    EXHIBIT A
                                       TO
                              CONVERSION AGREEMENT

    Form of Amendment to Common Stock Purchase Warrant (Amended and Restated)

                                 [see attached]

                                    EXHIBIT B
                                       TO
                              CONVERSION AGREEMENT

     Form of Amendment to Common Stock Purchase Warrant (Additional Warrant)

                                 [see attached]

                                    EXHIBIT C
                                       TO
                              CONVERSION AGREEMENT

       Form of Amendment to Amended and Restated Investor Rights Agreement

                                 [see attached]

                                    EXHIBIT D
                                       TO
                              CONVERSION AGREEMENT

           Form of Second Amended and Restated Registration Agreement

                                 [see attached]